Exhibit 99.2

WordLogic Announces Voting for New Finger Touchscreen Predictive Keyboard Prototype for CTIA E-Tech Awards

VANCOUVER, British Columbia, Mar 9, 2011 (GlobeNewswire via COMTEX) -- A new finger touchscreen prototype of the WordLogic Predictive Keyboard, produced by WordLogic Corporation (OTCQB:WLGC), has been nominated for a CTIA Wireless 2011 Emerging Technology Award. With voting now underway, the public is invited to view the new WordLogic prototype (and vote): http://tiny.cc/VoteWordLogic4CTIA. (This new link takes voters directly to the prototype page).

WordLogic's predictive text entry software uses Intelligent Input Platform(TM) Technology to make it intuitive, fast, accurate and helpful. WordLogic features:

  --  Intuitive drill-down prediction

  --  Exclusive multi-word, phrase and fragment prediction

  --  Probable next key color-highlighting

  --  Predicts accurately and learns based on individual usage

  --  Supports concurrent mixed languages (e.g.

      English/Español/industry terms)

  --  WordLogic runs on finger touchscreens, QWERTY keyboard and keypads, as well as on some smartphones and feature phones

Anyone can vote for WordLogic for the "Best Online Pick" award, whether they are attending CTIA or not. Vote online in mid-March in the Emerging Technology Productivity Category at http://tiny.cc/VoteWordLogic4CTIA. Show attendees have the chance to vote on site and via SMS at a showcase in the Emerging Technology Zone, and at CTIA kiosks for attendees at the International CTIA-Wireless 2011 show, held March 22-24 in Orlando, FL.

Wireless Operators, Device Manufacturers and other partners can arrange a private meeting and demonstration by contacting Mike Flom, Director Mobile Technology, mflom@worldlogic.com or (201) 378-0059.

WordLogic is the developer of patent-protected predictive text software used in input and Internet-based search applications. WordLogic offers advanced methods of text and information entry into personal computing devices ranging from small handheld mobile devices like smartphones to tablet and desktop computers. CTIA-The Wireless Association(R) is an international nonprofit membership organization that has represented the wireless communications industry since 1984.

For more information about WordLogic Corporation, visit www.wordlogic.com. To send a Twitter message, contact www.twitter.com/wordlogiccorp, or visit us on Facebook, www.facebook.com/wordlogiccorp. WordLogic is headquartered at 1130 West Pender Street, Suite 230, Vancouver, BC, Canada. Telephone: 1.866.WORDLOGIC (main office); Frank Evanshen, CEO, 1+604.257.3660, fevanshen@wordlogic.com; Roger Sichel, Director of Business Development, 1+914.589.5848, rsichel@wordlogic.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the US Securities and Exchange Commission, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.